AMERICAN RENAL ASSOCIATES HOLDINGS, INC. ANNOUNCES SETTLEMENT OF SHAREHOLDER CLASS ACTION LITIGATION
BEVERLY, MA (February 1, 2018) - American Renal Associates Holdings, Inc. (NYSE: ARA) (“ARA” or the “Company”), a leading provider of outpatient dialysis services, today announced that the Company has entered into a Stipulation of Settlement with the lead plaintiff in the shareholder class action lawsuit pending against it in the United States District Court for the District of Massachusetts, Esposito, et al. v. American Renal Associates Holdings, Inc., et al., No. 16-cv-11797 (the “Esposito Action”). The proposed settlement releases all claims asserted against the Company and the other named defendants in the Esposito Action without any liability or wrongdoing attributed to them.
The proposed settlement provides for a total settlement payment of $4.0 million, inclusive of administrative fees and fees for lead plaintiff’s counsel. The Company expects that substantially all of the settlement will be funded by insurance proceeds. The proposed settlement remains subject to court approval and other customary conditions.
The Company issued the following statement regarding the proposed settlement:
ARA is pleased to have reached an agreement in principle with the plaintiffs, and the Company believes the settlement is in the best interests of our shareholders. The Company looks forward to bringing this matter to a close so that we can continue to focus on delivering high quality dialysis services and building further on the success of our differentiated physician-driven partnership model.
About American Renal Associates
American Renal Associates Holdings, Inc. (NYSE: ARA) is a leading provider of outpatient dialysis services in the United States. As of September 30, 2017, ARA operated 217 dialysis clinic locations in 25 States and the District of Columbia serving approximately 15,200 patients with end stage renal disease. ARA operates exclusively through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing a full suite of management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this release, including expectations about the settlement of the Esposito Action and expectations of insurance proceeds are based upon information available to the Company as of the date of this release, which may change, and the Company assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by our reports on Form 10-Q filed with the Securities and Exchange Commission, as well as the possibility that the court may fail to approve the terms of the settlement. The Company assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.
American Renal Associates Holdings, Inc. Contact:
Darren Lehrich, SVP Strategy & Investor Relations
Telephone: (978) 522-6063; Email: dlehrich@americanrenal.com

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